Exhibit 99.1 Letter of Resignation by Wilson Stone

December 22, 2008

Citizens First Bank
1065 Ashley Street
Bowling Green, KY  42103

Dear Chairman Sheidler,

It is with the deepest regret I step down from the Board of Directors of Citizens First Bank.  My new responsibilities associated with the State Representative for the 22nd House District would make it difficult for me to give proper time and attention to the business of the bank.

My association with the board, management, and staff of Citizens First Bank has been one of the most rewarding of my life.  I have learned much from our discussion around the board table and value all of my experiences greatly.

I have every confidence in the board and management’s ability to steer the bank through the challenging times that lie ahead.  If ever you feel I might be of service to the bank, do not hesitate to ask.

Best Wishes,

/s/ Wilson Stone
     Wilson Stone

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